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                                                                    EXHIBIT 99.1

                     [JDS UNIPHASE CORPORATION LETTERHEAD]

             JDS UNIPHASE COMPLETES ASSESSMENT OF LONG-LIVED ASSETS

OTTAWA, ONTARIO, AND SAN JOSE, CALIFORNIA, SEPTEMBER 19, 2001. JDS Uniphase Corporation (Nasdaq: JDSU and TSE: JDU) today announced it has completed the assessment of its long-lived assets and has recorded additional reductions in the carrying value of goodwill of $4.2 billion for the quarter ended June 30, 2001 and $1.1 billion for the quarter ended March 31, 2001. The Company had announced on July 26, 2001, that it would be conducting an assessment of its long-lived assets and that such review may result in additional charges being recorded. It is also likely there will be additional reductions in goodwill in the quarter ending September 29, 2001 because of the decline in the Company's market capitalization since June 30. In addition, the following adjustments have been recorded for the quarter and fiscal year ended June 30, 2001:

o In response to events and conditions occurring subsequent to July 26, 2001, the Company has recorded approximately $76 million in increased inventory reserves and other charges.

o Consistent with the Company's investment valuation policy, the Company has reclassified its write-down of approximately $512 million in the fair value of the Nortel common stock it holds, from an unrealized to a realized loss. While this write-down was reflected in the Company's balance sheet presented in the July 26, 2001, earnings announcement, it had not yet been recognized in the statement of operations, as the passage of time required to recognize this write-down had not yet passed.

     The foregoing adjustments are reflected in the Company's Form 10-K for its fiscal year ended June 30, 2001 and its amended Form 10-Q/A for the quarter ended March 31, 2001 which have been filed with the Securities and Exchange Commission.


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JDS Uniphase is a high technology company that designs, develops, manufactures and distributes a comprehensive range of products for the growing fiberoptic communications market. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsuniphase.com.

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